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                                                                    EXHIBIT 99.4

ESCALADE SPECIAL MEETING OF STOCKHOLDERS ADJOURNED UNTIL
           DECEMBER 18, 1998; NEW DISCUSSIONS WITH SPORTCRAFT PROCEED


         EVANSVILLE, INDIANA, September 30, 1998 (Nasdaq: ESCA) -- Escalade, Incorporated ("Escalade") today announced the actions taken on September 29, 1998 upon reconvening its Special Meeting of Stockholders originally commenced on September 15. Escalade's management informed stockholders that Escalade has commenced discussions with Sportcraft, Ltd. ("Sportcraft") to explore ways in which the sale of the Escalade Sports assets to JEN Sports, Inc., a wholly owned Sportcraft subsidiary, could proceed on revised terms mutually acceptable to all parties. Although no definitive revisions have been agreed upon, Escalade and Sportcraft have agreed that neither party will terminate the existing asset purchase agreement prior to November 2, 1998 and that discussions between them will continue.

         Pending the outcome of these ongoing discussions, Escalade's stockholders again approved the adjournment of the Special Meeting, this time to December 18, 1998 at 9:00 a.m. Central Time at Escalade's principal executive offices in Evansville, Indiana. Escalade anticipates that, if a revised agreement with Sportcraft is reached on or about November 2, it will prepare and distribute supplemental proxy materials in advance of the December 18 reconvened meeting such that Escalade's stockholders would them be asked to approve a revised transaction at that time. If revised terms are not agreed upon, Escalade anticipates that the Special Meeting would be cancelled and that the parties will waive their potential claims against each other under the asset purchase agreement upon any termination of the asset purchase agreement.

         Escalade, Incorporated, based in Evansville, Indiana, produces and sells sporting goods products through Escalade Sports. Escalade also produces and sells office and graphic arts products through Martin Yale Industries, Inc. Escalade and its predecessors have produced sporting goods for over 70 years and have produced office machines for over 40 years.

Contact: Robert E. Griffin or John R. Wilson